Exhibit 5.1

June 25, 2025

Norton Rose Fulbright 1550 Lamar Street, Suite 2000 Houston, Texas 77010-4106 United States

Alaunos Therapeutics, Inc. 2617 Bissonnet Street, Suite 233 Houston, TX 77005	Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your offer and sale of securities pursuant to a Registration Statement on Form S-3 (File No. 333-266841), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Amendment No. 1 thereto, which includes a base prospectus (as amended or supplemented, the “Registration Statement”), relating to the registration of the offer by Alaunos Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $200,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on September 7, 2022.

We are delivering this opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 24, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to (i) 338,725 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 271,674 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Warrant Shares” and together with the Common Stock, the “Shares”) covered by the Registration Statement. The Shares and Pre-Funded Warrants are being sold to the several purchasers named in, and pursuant to, a securities purchase agreement among the Company and such purchasers (the “Securities Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in paragraph 3 below, we have assumed that before the Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.

The opinions set forth below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Securities Purchase Agreement, will be valid and binding obligations of the Company.

3.

Assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Pre-Funded Warrants are exercised, the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

Alaunos Therapeutics, Inc.
June 25, 2025

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Norton Rose Fulbright US LLP

NORTON ROSE FULBRIGHT US LLP